Dr. Philip Wan
17 F, 288 Anfu Road
Shanghai, 200031
P.R. China

, 2010

BY FACIMILE +86 21 23019906

SinoCubate
65 Broadway, 7th Floor
New York, NY 10006

Re: Resignation as an Officer and member of the Board of Directors of SinoCubate, Inc.

Dear Mr. Simeo:

Further to SinoCubate abandoning its business to become a Chinese incubator, I hereby resign from my duties as Vice President – Legal China and as a member of the Boardof Directors.

In conjunction therewith, I also agree to cancel the warrant issued to me on December 20, 2009 to acquire 50,000 shares of SinoCubate, Inc., common stock.

/s/ [signature]
Dr. Philip Wan

March 25/2010

Your resignation is accepted.

/s/ [signature]
Mr. Tom Simeo
Chairman

, 2010